                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                              ENOVA CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

     ENOVA CORPORATION
     ---------------------------------------------------------------------

      DEAR SHAREHOLDER:
      --------------------------------------------------------------------------

          You are invited to attend the 1998 Annual Meeting of Enova Corporation shareholders at 10:00 a.m. on Tuesday, April 28, 1998, at the Del Mar Fairgrounds, 2260 Jimmy Durante Boulevard, Mission Tower Building, Del Mar, California.

          During this meeting, the business of Enova Corporation will be reviewed. A summary of the meeting will be included in the Spring Report to Investors, which will be mailed to you in May.

          Whether or not you plan to attend the meeting, please fill out, sign and return your proxy card right away. Your vote is very important.

          Sincerely yours,
          Stephen L. Baum
          Chairman and
          Chief Executive Officer

          Donald E. Felsinger
          President and
          Chief Operating Officer

                              [MAP INSERTED HERE]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF ENOVA CORPORATION
----------------------------------------------------------------------------
ENOVA CORPORATION
----------------------------------------------------------------------------
P.O. Box 129400, 101 Ash Street
----------------------------------------------------------------------------
San Diego, California 92112-9400
----------------------------------------------------------------------------

Tuesday, April 28, 1998
--------------------------------------------------------------------------------

The Annual Meeting of Shareholders of Enova Corporation will be held on Tuesday, April 28, 1998, at 10:00 a.m. at the Del Mar Fairgrounds, 2260 Jimmy Durante Boulevard, Mission Tower Building, Del Mar, California, to:

1. Elect the three directors constituting Class III of Enova Corporation's board of directors to serve a three-year term--the names of the three nominees intended to be presented for election are William D. Jones, Ralph
    R. Ocampo, M.D. and Thomas C. Stickel; and

2.  Act upon such other business as may properly come before the meeting.

The Enova Corporation board of directors has fixed the close of business on March 2, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof. It is anticipated that the proxy material will be mailed to shareholders on or about the date of this notice.

San Diego, California
                                                 By order of the Board of
                                                 Directors
March 13, 1998
                                                 Stephen L. Baum
                                                 Chairman and
                                                 Chief Executive Officer
--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT! Please sign and return your enclosed proxy promptly, even if you expect to attend the meeting. A business-reply envelope is enclosed for your convenience in returning the proxy. It requires no postage if mailed within the United States. Ample free parking will be available at the Del Mar Fairgrounds.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              AND PROXY STATEMENT
                            TUESDAY, APRIL 28, 1998

                                                 CONTENTS                                                       PAGE
-----------------------------------------------------------------------------------------------------------     -----
Chairman's and President's Letter

Notice of Annual Meeting

Proxy Statement............................................................................................           1

  Introduction.............................................................................................           1

  Meeting Date, Voting, Proxies............................................................................           1

  Election of Directors of Enova...........................................................................           2

    Nominees...............................................................................................           4

    Board Meetings/Committees..............................................................................           5

    Security Ownership of Management and Certain Beneficial Holders........................................           6

    Executive Compensation and Transactions with Management and Others.....................................           8

  Relationship with Independent Public Accountants.........................................................          25

  Annual Report and Availability of Form 10-K..............................................................          25

  Shareholder Proposals for 1999 Annual Meeting............................................................          25

  Proxy Solicitations......................................................................................          25

  Other Business to Be Brought Before the Annual Meeting...................................................          25

                               ENOVA CORPORATION
                                 --------------

                                PROXY STATEMENT
                              -------------------

INTRODUCTION

    This Proxy Statement is provided to the shareholders of Enova Corporation (Enova) in connection with its 1998 annual meeting of shareholders, together with any adjournments or postponements thereof (the Annual Meeting). The Annual Meeting is scheduled to be held on Tuesday, April 28, 1998 at 10:00 a.m. at the Del Mar Fairgrounds, 2260 Jimmy Durante Boulevard, Mission Tower Building, Del Mar, California.

    This Proxy Statement and the enclosed proxy were first mailed on or about March 13, 1998 to shareholders entitled to vote at the Annual Meeting.

    Mail to Enova should be addressed to Shareholder Services, P.O. Box 129400, San Diego, California 92112-9400.

MEETING DATE, VOTING, PROXIES

    The board of directors of Enova is soliciting proxies for use at the Annual Meeting, and a form of proxy is being provided with this Proxy Statement. Any proxy may be revoked at any time before it is exercised by filing a written notice of revocation with Enova or by presenting an executed proxy bearing a later date at or before the Annual Meeting. A shareholder also may revoke a proxy by attending the Annual Meeting and voting in person. However, attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. All shares represented by valid proxies will be voted as specified in this Proxy Statement.

    The Enova board of directors has fixed the close of business on March 2, 1998 as the record date (the Record Date) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date there were 113,606,162 shares of Enova Common Stock, without par value, outstanding and entitled to vote.

    Each share of Enova Common Stock is entitled to one vote on each matter considered by Enova shareholders.

    Shares represented by properly executed proxies received by Enova prior to or at the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions specified in such proxies. If no instructions are specified in a proxy, shares represented thereby will be voted "FOR" the election of the nominees for directors of Enova, unless authority to vote is withheld as provided in the proxy. In the event that any other matters properly come before the Annual Meeting, the holders of proxies solicited by the Enova board of directors will vote on those matters in accordance with their judgment, and discretionary authority to do so is included in the enclosed proxy.

    Shares represented by proxies in which authority to vote is "WITHHELD" with respect to any nominee will be counted in the number of votes cast, but will not be counted as votes for or against the nominee. If a broker or other nominee holding shares for a beneficial owner does not vote on a nominee, the shares will not be counted in the number of votes cast.

    THE ENOVA BOARD RECOMMENDS THE ELECTION OF ITS NOMINEES FOR DIRECTORS.

                         ELECTION OF DIRECTORS OF ENOVA

    There are presently 10 members on the Enova board. Enova's Restated Articles of Incorporation divide the board into three approximately equal classes of directors serving staggered three-year terms, with one class of directors to be elected at each annual meeting of the shareholders of Enova. Three directors are to be elected at the Enova Annual Meeting (representing the Class III Directors). The Enova board has nominated three of the four current members of Class III of the Enova board to be re-elected. The fourth member, Thomas A. Page, is not standing for re-election due to his retirement, and the number of Class III Directors has been reduced accordingly. Directors elected to Class III of the Enova board will serve a three-year term expiring in 2001.

    Should any of the nominees for the Enova board become unavailable (an event which is not anticipated), and the size of the board is not reduced accordingly, proxies will be voted for the remainder of the listed nominees and for such other nominees as may be designated by the Enova board as replacements for those who become unavailable. The nominees for the Enova board receiving the highest number of affirmative votes of the shares entitled to vote for such nominees shall be elected as directors. Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under California law.

    The Enova board's nominees for reelection at the Enova Annual Meeting as Class III Directors (with terms expiring in 2001) are W. D. Jones, R. R. Ocampo and T. C. Stickel. The Enova board Class I Directors (with terms expiring in
1999) are R. C. Atkinson, S. L. Baum, A. Burr and R. A. Collato. The Enova board Class II Directors (with terms expiring in 2000) are D. W. Derbes and R. H. Goldsmith.

    A brief biography of each nominee for election as a director of Enova, and each continuing director, is presented below.

CONTINUING MEMBERS OF ENOVA BOARD (CLASS I)
--------------------------------------------------------------------------------

                   RICHARD C. ATKINSON, PH.D.                     STEPHEN L. BAUM
                   Dr. Atkinson is president                      Mr. Baum has been the
      [PHOTO1]     of the University of            [PHOTO2]       chairman of Enova since
                   California. He served as                       January 1, 1998, and chief
                   the chancellor of the                          executive officer of Enova
                   University of Cali-                            and a member of the Enova
                   fornia at San Diego from                       board since January 1,
                   1980 to 1995. He is a                          1996. Mr. Baum was a
                   director of QUALCOMM, Inc.                     member of the SDG&E board
                   Before joining UCSD, he                        from January 1, 1996,
                   served as director of the                      through

National Science Foundation. He is a former    December 22, 1997. Mr. Baum joined SDG&E as
long-term member of the faculty at Stanford    vice president and general counsel in 1985
University.                                    and became senior vice president and general
Age 68                                         counsel in 1987. He was appointed as an
Director of Enova (Class I) since 1994;        executive vice president in January 1993. Mr.
Director of SDG&E since 1992; Member of the    Baum is a director of Wright Strategies, Inc.
Audit Committees of Enova and SDG&E.           and Pacific Diversified Capital Company
                                               (PDC).
                                               Age 57
                                               Director of Enova (Class I) since January
                                               1996; Director of SDG&E from January 1, 1996,
                                               through December 22, 1997; Chairman of the
                                               Executive and Nominating Committees of Enova.

                   ANN BURR                                       RICHARD A. COLLATO
                   Ms. Burr is president of                       Mr. Collato has been
      [PHOTO3]     Time Warner Communications      [PHOTO4]       president and chief
                   in Rochester, New York.                        executive officer of the
                   She was formerly president                     YMCA of San Diego County
                   of the San Diego Division                      since January 1981. He is
                   of Time Warner Cable,                          a former director of
                   which includes                                 Y-Mutual Ltd., a
                   Southwestern Cable TV and                      reinsurance company, and
                   American Cablevision of                        The Bank of San Diego. He
                   Coronado. She is a member                      is a trustee of
                                                                  Springfield

of the board of trustees of the Rochester      College, Jenna Druck Foundation and Bauce
Institute for Technology, the RIT Research     Foundation, and is a director of Project
Corporation and George Eastman House.          Design Consultants.
Age 51                                         Age 54
Director of Enova (Class I) since 1994;        Director of Enova (Class I) since 1994;
Director of SDG&E since 1993; Member of the    Director of SDG&E since 1993; Member of the
Audit and Nominating Committees of Enova and   Audit (Chairman), Executive, and Nominating
SDG&E.                                         Committees of Enova and SDG&E.

CONTINUING MEMBERS OF ENOVA BOARD (CLASS II)
--------------------------------------------------------------------------------

                   DANIEL W. DERBES                               ROBERT H. GOLDSMITH Mr.
                   Mr. Derbes is president of                     Goldsmith is a management
      [PHOTO5]     Signal Ventures. From           [PHOTO6]       consultant. He is a former
                   November 1985 until                            chairman, president and
                   December 31, 1988, he was                      chief executive officer of
                   president of Allied-Signal                     Exten Industries, Inc. and
                   International Inc. and                         a former chairman and
                   executive vice president                       chief executive officer of
                   of Allied-Signal Inc., a                       Rohr, Inc. Mr. Goldsmith
                   multi- national advanced                       also is a former vice
                   techno-

                                               chairman and chief operating officer of
logies company. Mr. Derbes is a director of    Precision Forge Co., senior vice president of
Oak Industries, Inc. and WD-40 Co. He also is  Pneumo Corporation's Aerospace and Industrial
a member of the board of trustees of the       Group and vice president and general manager,
University of San Diego.                       commercial (aircraft) engine projects
Age 67                                         division and the gas turbine division, of
Director of Enova (Class II) since 1994;       General Electric Company.
Director of SDG&E since 1983 and               Age 67
non-executive chairman of SDG&E since January  Director of Enova (Class II) since 1994;
1, 1998; Member of the Executive, Executive    Director of SDG&E since 1992; Member of the
Compensation and Technology (Chairman)         Executive and Finance Committees of Enova and
Committees of Enova. Member of the Executive   SDG&E and of the Technology Committee of
(Chairman), Nominating (Chairman) and
Executive Compensation Committees of SDG&E.    Enova.

NOMINEES FOR ELECTION TO ENOVA BOARD (CLASS III)
--------------------------------------------------------------------------------

                   WILLIAM D. JONES                               RALPH R. OCAMPO, M.D.
                   Mr. Jones is president,                        Dr. Ocampo is a San Diego
      [PHOTO7]     chief executive officer         [PHOTO8]       physician and surgeon.
                   and a director of CityLink                     Age 66
                   Investment Corporation.                        Director of Enova (Class
                   From 1989 to 1993, he                          III) since 1994; Director
                   served as general                              of SDG&E since 1983;
                   manager/senior asset                           Member
                   manager and investment                         of the Executive
                   manager with certain real                      Compensation Committees of
                   estate subsidiaries of The                     Enova and

Prudential. Prior to joining The Prudential,   SDG&E and of the Technology Committee
Mr. Jones served as a San Diego City Council   of Enova.
member from 1982 to 1987. Mr. Jones is a
director of The Price Real Estate Investment
Trust and a member of the board of trustees
of the University of San Diego.
Age 42
Director of Enova (Class III) and SDG&E since
1994; Member of the Finance (Chairman) and
Nominating Committees of Enova and SDG&E.
                   THOMAS C. STICKEL
                   Mr. Stickel is the
      [PHOTO9]     chairman, chief executive
                   officer and founder of
                   University Venture
                   Network. Mr. Stickel is
                   the founder of American
                   Partners Capital Group,
                   Inc. He previously was the
                   chairman, chief executive
                   officer and president of
                   TCS

Enterprises, Inc. and the Bank of Southern
California, both of which he founded. Mr.
Stickel is a director of Onyx Acceptance
Corporation, Blue Shield of California,
O'Connor R.P.T., Scripps International, Inc.,
Clair Burgener Foundation and the Del Mar
Thoroughbred Club.
Age 48
Director of Enova (Class III) and SDG&E since
1994; Member of the Executive Compensation
(Chairman) and Finance Committees of Enova and SDG&E and of the Technology Committee of Enova.

BOARD MEETINGS/COMMITTEES

    During 1997, the SDG&E and Enova Audit Committees met three times, the Executive Compensation Committees met four times and the Nominating Committees met twice. The Enova board met fourteen times, while the SDG&E board met eleven times.

    During 1997, all directors attended 75% or more of the aggregate total meetings of the Enova and SDG&E boards and committees on which they served with the exception of Dr. Atkinson, who attended 58% of such meetings.

    Enova and SDG&E each maintain Audit, Executive, Executive Compensation, Finance and Nominating Committees. Enova also maintains a Technology Committee. The major functions of each of the Audit, Executive Compensation and Nominating Committees are described briefly below.

    AUDIT COMMITTEES. In addition to recommending an independent auditor for each ensuing year, these committees review (1) the overall plan of the annual independent audits, (2) financial statements, (3) audit results, (4) the scope of internal audit procedures and (5) the auditors' evaluation of internal controls. These committees are composed exclusively of directors who are not salaried employees of Enova or SDG&E.

    EXECUTIVE COMPENSATION COMMITTEES. These committees review the salaries and other forms of compensation of executives of Enova and SDG&E, and make compensation recommendations to the full boards of directors. These committees are composed exclusively of directors who are not salaried employees of Enova or SDG&E.

    NOMINATING COMMITTEES. In addition to considering and recommending nominees to the Enova and SDG&E boards, these committees recommend (1) criteria for board and committee composition and membership and (2) directors' compensation. These committees consider any nominees recommended by shareholders by letter to the respective board. These committees are composed of at least three directors who are not salaried employees of Enova or SDG&E.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS

    The following table presents certain information as of January 31, 1998, except as otherwise noted, regarding the equity securities of Enova beneficially owned by (i) the directors, (ii) the executive officers named in the "Summary Compensation Table" below under "Executive Compensation and Transactions with Management and Others," (iii) the directors and executive officers of Enova as a group, and (iv) the only beneficial owners known to Enova to hold more than 5% of any class of the voting securities of Enova.

                                                                                    AMOUNT AND NATURE
                                                                                      OF BENEFICIAL
                                                                                        OWNERSHIP        PERCENT OF
                                 BENEFICIAL OWNER                                      (SHARES)(A)          CLASS
----------------------------------------------------------------------------------  ------------------  -------------

Directors and Named Executive Officers:
R. C. Atkinson....................................................................             1,990          *
A. Burr...........................................................................             1,900          *
R. A. Collato.....................................................................             3,388          *
D. W. Derbes......................................................................             4,790          *
R. H. Goldsmith...................................................................             2,277          *
W. D. Jones.......................................................................             1,445          *
R. R. Ocampo......................................................................            14,135          *
T. C. Stickel.....................................................................             1,689          *
T. A. Page........................................................................           230,936          *
S. L. Baum........................................................................            70,700          *
D. E. Felsinger...................................................................            54,012          *
D. R. Kuzma.......................................................................            16,368          *
E. A. Guiles......................................................................            19,346          *
All Directors and Executive Officers of Enova and SDG&E as a group
 (19 persons).....................................................................           530,751(B)       *
Others:
Franklin Resources, Inc...........................................................         7,926,050(C)        6.98%
  777 Mariners Island Boulevard
  San Mateo, CA 94404
Union Bank of California Trust Department.........................................         9,195,522(D)        8.09%
  530 B Street
  San Diego, CA 92101

------------------------

* Less than 1% of the shares outstanding.

(A) All shares are beneficially owned by the directors and named officers, with sole voting and investment power, except for the following:

 - Dr. Atkinson: 1,600 shares held jointly with spouse/children of same household.

 - Mr. Collato: 3,388 shares held jointly with spouse/children of same household.

 - Dr. Ocampo: 14,135 shares held jointly with spouse/children of same household.

 - Mr. Page: 95,417 shares held jointly with or separately by spouse/children of same household; 46,720 shares of restricted stock granted under the 1986 Long-Term Incentive Plan (LTIP) as to which vesting has not occurred; 57,482 shares credited to an account with the San Diego Gas and Electric Savings Plan (the Savings Plan) with the trustee.

 - Mr. Baum: 67,736 shares held jointly with or separately by spouse/children of same household (of which 34,150 are shares of restricted stock granted under the LTIP as to which vesting has not occurred); 2,964 shares credited to a Savings Plan account with the trustee.

 - Mr. Felsinger: 6,754 shares credited to a Savings Plan account with the trustee; 24,155 shares of restricted stock granted under the LTIP as to which vesting has not occurred.

 - Mr. Kuzma: 1,219 shares credited to a Savings Plan account with the trustee; 10,530 shares of restricted stock granted under the LTIP as to which vesting has not occurred.

 - Mr. Guiles: 2,792 shares credited to a Savings Plan account with the trustee; 8,785 shares of restricted stock granted under the LTIP as to which vesting has not occurred.

(B) Excludes 25,919 shares delivered to Enova in January 1998, to satisfy certain withholding tax obligations relating to the vesting of shares pursuant to the LTIP as described below under "1986 Long-Term Incentive Plan." All shares are beneficially owned by the directors and officers, with sole voting and investment power, except for the following:

 - 200,926 shares held jointly with or separately by spouses or children living in the same household.

 - 99,440 shares credited to the officers' Savings Plan accounts with the trustee.

 - 161,490 shares of restricted stock granted to officers in 1994, 1995, 1996 and 1997 under the LTIP, as to which restrictions for vesting of shares have not yet been satisfied.

(C) According to a Schedule 13G/A filed January 29, 1998, the indicated shares are owned by Franklin Resources, Inc., its subsidiaries and investment companies advised by such subsidiaries.

(D) 9,139,518 shares are held by the bank in its capacity as trustee under the Savings Plan. The trustee has discretion under the Savings Plan to vote the shares in the absence of voting directions by the Savings Plan participants. The bank also holds 56,004 shares of Enova Common Stock as trustee for various other trusts.

SECTION 16 REPORTING

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Enova's directors and officers, and persons who own more than 10% of a registered class of Enova's equity securities, to file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission (the SEC) and the exchange (I.E., the New York or American Stock Exchanges) upon which such securities are traded. Directors, officers and greater than 10% shareholders are required by SEC regulations to furnish Enova with copies of all Section 16(a) forms they file.

    Based solely on a review of the copies of such forms furnished to the company, Enova believes that from January 1, 1997 through December 31, 1997 its directors, officers and greater than 10% beneficial owners complied with all
Section 16(a) filing requirements.

EXECUTIVE COMPENSATION AND TRANSACTIONS WITH MANAGEMENT AND OTHERS

    The following table sets forth information as to all compensation awarded, paid, earned or distributed by Enova and/or SDG&E during the last three fiscal years for services in all capacities to or for the benefit of the chief executive officer and the other four highest compensated executive officers whose earned compensation exceeded $100,000. Since Enova paid no amounts to any executives for services as such in 1995, the following table for 1995 presents information solely for SDG&E. Certain Policies and Guidelines for Affiliated Company Transactions, which are mandated by the California Public Utilities Commission and have been adopted by SDG&E and Enova, provide that SDG&E will be compensated by Enova for personnel and resources which are used by Enova, including executive resources.

                           SUMMARY COMPENSATION TABLE

                                                                    ANNUAL COMPENSATION             LONG TERM
                                                           -------------------------------------  COMPENSATION
                                                                                   OTHER ANNUAL   -------------    ALL OTHER
                                                             SALARY      BONUS     COMPENSATION   LTIP PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION                       YEAR        (A)         (B)           (C)          (D)(E)           (F)
----------------------------------------------  ---------  ----------  ----------  -------------  -------------  -------------
T. A. Page                                           1997  $  583,465  $  592,000    $    15,761   $   403,947    $   122,611
  Chairman of Enova and                              1996     550,010     429,000         14,076       315,605        169,874
  SDG&E                                              1995     560,577     404,000         12,571       549,205        104,908

S. L. Baum                                           1997     554,872     509,000          1,776       259,778        130,814
  President and Chief                                1996     455,489     322,000          1,592       146,940        101,511
  Executive Officer of Enova and Vice Chairman       1995     264,423     291,000          1,426       173,661         32,874
  of SDG&E

D. E. Felsinger                                      1997     414,387     364,000          2,979       206,531         47,647
  Executive Vice President                           1996     356,546     228,000          2,667       129,758         60,534
  of Enova and President and Chief Executive         1995     242,885     269,000          2,387       126,580         18,203
  Officer of SDG&E

D. R. Kuzma                                          1997     248,020     133,000            (-)        77,906         44,509
  Senior Vice President,                             1996     214,673     112,000            (-)        38,414         58,120(G)
  Chief Financial Officer and Treasurer of           1995     124,362     118,000            (-)        20,963         37,047(G)
  Enova and SDG&E

E. A. Guiles                                         1997     225,212     152,000            (-)        77,600         31,335
  Senior Vice President                              1996     201,558     101,000            (-)        57,670         20,910
  of Enova                                           1995     190,773     149,000            (-)        91,127         14,124

(A) Amounts shown reflect compensation paid and amounts deferred. All officers may elect to defer bonuses and base salary for periods of time they select.

(B) Bonuses are paid pursuant to the Executive Incentive Compensation Plan
    (EICP) as described under "Report of the Executive Compensation Committee" below.

(C) Other annual compensation includes any deferred compensation interest above 120% of the applicable federal rate.

(D) Restricted stock awarded in 1997 pursuant to the LTIP is reported below in the Long-Term Incentive Plan Restricted Stock Awards table. LTIP payouts relate to restrictions lifted on restricted stock awarded pursuant to the LTIP. Payouts are based on Enova's performance, as described below under "1986 Long-Term Incentive Plan." The LTIP also provides for the granting of stock options. In October 1997, Enova rescinded all stock options granted in October 1996. There were no stock options awarded in 1997 pursuant to the LTIP and no stock options outstanding as of December 31, 1997.

(E) The aggregate holdings/value of restricted stock held on December 31, 1997, by the individuals listed in this table, are: T. A. Page, 63,715 shares/$1,649,685; S. L. Baum, 44,915 shares/$1,183,010; D. E. Felsinger,
    32,785 shares/$859,083; D. R. Kuzma, 13,760 shares/$358,510; and E. A.
    Guiles, 12,045 shares/$311,800. The value of the aggregate restricted stock holdings at December 31, 1997, is determined by multiplying $26.9375, the fair market value of Enova's Common Stock on December 31, 1997, less the purchase price of $2.50 per share for restricted stock purchased in 1993, 1994 and 1995, by the number of shares held. These December 31, 1997 share amounts include the share amounts shown in "Security Ownership of Management and Certain Beneficial Holders" above. In certain instances, the January 31, 1998 amounts are less due to the vesting of certain shares in January 1998. Regular quarterly dividends have been paid on restricted stock held by these individuals, when declared by Enova.

(F) All other compensation includes a cash amount paid to each officer designated solely for the purpose of paying (i) the premium for an insurance policy providing death benefits equal to two times the sum of annual base pay plus the average of such officer's three highest bonuses; such cash amount includes a gross-up payment such that the net amount retained by each officer, after deduction for any income tax imposed on such payment, will be equal to the gross amount which would have been paid to such officer had the income tax not been imposed; (ii) a match under deferred compensation agreements which allows officers who have exceeded the maximum pretax amount under the Savings Plan to continue to make pretax deferrals of base compensation to an account in their name up to a maximum of 15%; up to 6% of base compensation will be matched by a contribution of 50 cents per dollar deferred; no amount can be deferred by an officer or matched under such agreement until the officer contributes to the Savings Plan the maximum amount allowed by the tax law; (iii) SDG&E matching contributions to the Savings Plan; and (iv) an amount to provide financial and estate planning services up to a maximum of $10,000 for T. A. Page, S. L. Baum and D. E. Felsinger, and $7,500 for D. R. Kuzma and E. A. Guiles in 1997 (amounts received in 1997 may exceed this allowance since each officer was given until September 1, 1997, to incur expenses in connection with this benefit for 1996). The respective amounts paid in 1997 for each of the above officers were: T. A. Page, $82,233, $28,474, $1,904 and $10,000; S. L. Baum,
    $91,835, $24,406, $1,945 and $12,628; D. E. Felsinger, $21,498, $14,063,
    $1,773 and $10,313; D. R. Kuzma, $34,088, $8,494, $1,927 and $0; and E. A.
    Guiles, $9,302, $3,887, $4,000 and $14,146.

(G) Includes the one-time reimbursement of moving expenses in the amounts of $8,405 in 1995 and $20,295 in 1996.

CERTAIN TRANSACTIONS

    In July 1997, SDG&E entered into a three-year procurement agreement with American Innotek Inc. pursuant to which SDG&E purchased certain field supplies from American Innotek for $132,000. Mr. Thomas Stickel, a director of SDG&E and of Enova, is a financial advisor to American Innotek.

COMPENSATION OF DIRECTORS

    From January 1, 1997, through June 30, 1997, Enova directors not holding salaried positions with Enova or SDG&E were paid an annual retainer of $30,000, payable at the rate of $2,500 per month. Non-employee directors were also reimbursed for their out-of-pocket expenses incurred to attend meetings during such period. No additional fees were paid during such period for attendance at any meeting of the Enova or SDG&E boards or of any committee of such boards. On July 28, 1997, the Enova and SDG&E boards made certain changes to their respective non-employee director compensation packages. Pursuant to these changes, effective July 1, 1997, each non-employee director shall receive an annual retainer of $25,000 and a per meeting fee of $1,000 for each board and committee meeting attended, either in person or by teleconference. Joint or separate meetings of the Enova and SDG&E boards or of the same committee of each corporation held on one day, as well as concurrent meetings of one or more committees of either Enova or SDG&E constitute one meeting for the purposes of calculating the $1,000 fee. Furthermore, each committee chair receives an additional $1,000 fee for each committee meeting he or she attends either in person or by teleconference. All payments are made quarterly. All Enova directors except Messrs. Page and Baum are non-employee directors.

    During 1997, SDG&E directors were not paid for their service as such (all SDG&E directors not holding salaried positions in Enova or SDG&E during 1997 were also Enova directors). All SDG&E board and committee meetings during 1997 were held in conjunction with Enova meetings. Accordingly, the directors incurred no incremental out-of-pocket expenses in connection with SDG&E meetings in 1997.

    In addition to the annual retainer for service as a director, the LTIP provides for the grant of up to 300 shares of Enova Common Stock per year to non-employee directors. This grant was made promptly following the 1995, 1996 and 1997 Annual Meetings to each incumbent non-employee director based upon service during the prior year, and this grant will continue to be made on the same terms for future annual meetings, including the Annual Meeting. Although non-employee directors of Enova and SDG&E are eligible for the annual grant of 300 shares of Enova Common Stock under the LTIP, a director serving on both boards will receive only one grant of 300 shares annually.

    Messrs. Baum, Derbes and Page are directors of Enova and SDG&E who also served during 1997 as directors of PDC. As a non-employee director, Mr. Derbes received a $500 fee for attending each meeting of PDC. Mr. Derbes resigned from PDC's board of directors in December 1997.

    Messrs. Baum and Page received no fees or other compensation for serving as directors of Enova, SDG&E or any of their subsidiaries.

    Directors may elect to defer their retainers and/or fees for periods of time they select.

    On December 17, 1990, the board of SDG&E adopted a Retirement Plan for Directors applicable to directors serving on the board of SDG&E on or after such date. This Retirement Plan also applies to directors of Enova. If a director has at least five years of total board service and retires or resigns from the board in good standing, then beginning on the first day of the calendar quarter following the later of the director's retirement from the board or attaining age 65, or, if the director dies leaving a surviving spouse before retiring from the board, beginning on the first day of the calendar quarter following the later of the date of the director's death or the 65th anniversary of his or her birth, the director (or a surviving spouse) will receive during each subsequent 12-month period, a benefit amount equal to the director's annual cash compensation, including the director's annual retainer plus ten times the per-meeting fee, in effect at the time of retirement, resignation or death. These benefits shall be paid quarterly in advance in four equal payments for a benefit period equal to the number of years of the director's total service on the board. The benefit will end upon the completion of the benefit period or the death of the later to die of the director and a surviving spouse, whichever occurs first. In computing the benefit period, periods of service as an employee director shall be disregarded, and concurrent service on the boards of SDG&E and Enova will not result in double-counting of years of service.

EMPLOYMENT CONTRACT OF MR. PAGE

    On September 12, 1988, Mr. Page and SDG&E entered into an employment agreement dated as of June 15, 1988. Mr. Page's employment agreement provides that he will serve as chief executive officer and chairman of the board of directors of SDG&E for a period of two years beginning June 15, 1988, subject to automatic extensions for successive two-year periods (unless the contract is terminated as described below) and that he will receive a salary at a rate of not less than $31,916.66 per month or such greater amount as may, from time to time, be determined by the board. Mr. Page resigned from his position as chief executive officer effective January 1, 1996, and as chairman of the Enova and SDG&E boards effective January 1, 1998. Mr. Page continues to serve as an executive employee and a member of the SDG&E and Enova boards. Mr. Page is not standing for re-election as a Director of Enova and SDG&E and has announced his intention to retire as an executive employee of Enova effective April 28, 1998. Mr. Page's resignations did not and will not trigger a "termination" under the employment agreement as described below.

    The employment agreement also provides that Mr. Page will be entitled to participation in the EICP, any other annual bonus plan, the Savings Plan, the LTIP and any other long-term incentive plan. In addition, Mr. Page is entitled to participate in the Supplemental Executive Retirement Plan (SERP) and the Pension Plan. Pursuant to an earlier agreement between Mr. Page and SDG&E, Mr. Page was credited with years of service under the Pension Plan and the SERP equal to his years of service with SDG&E plus five extra years.

    Under the employment agreement, if Mr. Page's employment is terminated (i) by the board upon two years' written notice, (ii) upon his death or permanent disability, (iii) by SDG&E for cause or (iv) by Mr. Page upon 30 days written notice to SDG&E, which termination is other than a "Constructive Termination" (as defined below), he will receive benefits through the last day of his term of employment and no additional benefits. If Mr. Page's employment is terminated
(i) because of the dissolution, liquidation or winding-up of SDG&E, (ii) by a majority vote of the SDG&E board of directors without cause upon 30 days written notice or (iii) by Mr. Page as a result of (A) any violation of the compensation provisions of the employment agreement, (B) any adverse and significant change in Mr. Page's position, duties, responsibilities or status, including the failure to be elected to the board and as chief executive officer of SDG&E or
(C) a change in Mr. Page's normal business location to a point away from SDG&E's main headquarters (each, a Constructive Termination), he will be entitled to two years' salary paid in a lump sum plus a bonus equal to 200% of the average of the three highest bonuses paid to him during the previous five years, continued health and life insurance benefits under various plans, his SERP benefit (without regard to the limit described therein relating to Section 280G of the Internal Revenue Code of 1986, as amended (the Code)) and his LTIP benefit. If any of the payments set forth in the previous sentence become subject to the excise tax imposed by Section 4999 of the Code, SDG&E will pay Mr. Page an additional amount such that the net amount retained by Mr. Page after deduction for such excise tax and any income and excise tax imposed on such additional amount will be equal to the gross amount which would have been paid to Mr. Page under the agreement had the excise tax not been imposed. The benefits payable to Mr. Page under the agreement on account of a change in control are in lieu of any benefits which would have otherwise been payable to Mr. Page under the Executive Severance Allowance Plan. The term "change in control" includes such significant events as those described under "Pension Plan and Supplemental Executive Retirement Plan" below.

EMPLOYMENT CONTRACTS OF MESSRS. BAUM AND FELSINGER

    On September 18, 1996, Enova entered into an employment agreement with Mr. Baum to serve as its President and Chief Executive Officer and SDG&E entered into an employment agreement with Mr. Donald E. Felsinger to serve as its President and Chief Executive Officer and as Executive Vice President of Enova. On December 22, 1997, Enova assumed SDG&E's obligations in connection with Mr. Felsinger's employment agreement by amending and restating such agreement. Pursuant to this amended and restated agreement, Mr. Felsinger is to serve as Enova's President and Chief Operating Officer.

    The agreements have an initial two-year term, which automatically will be extended for a two-year period on September 18, 1998, and on each even-numbered anniversary thereof, unless terminated in accordance with their terms. During the term of the agreements, Mr. Baum will receive an annual base salary of not less than $495,000 and Mr. Felsinger will receive an annual base salary of not less than $350,000, subject to increases from time to time. In addition, Messrs. Baum and Felsinger will be entitled to participate in the EICP, the LTIP, the SERP and other bonus, incentive or deferred compensation and retirement plans and fringe-benefit programs of Enova and SDG&E, as applicable.

    In the event that Mr. Baum's or Mr. Felsinger's employment is involuntarily terminated on account of the dissolution, liquidation or winding-up of Enova or SDG&E, as the case may be, or without "cause," or if Messrs. Baum and Felsinger terminate their employment for "good cause" (as such terms are defined in the agreements), they will receive: (i) a lump sum payment of two years' base salary, determined by annualizing their highest monthly base salary paid at any time during the term, (ii) a bonus equal to 200% of the average of their three highest annual bonus awards, not necessarily consecutive, paid in the previous five years, (iii) accelerated vesting and exercisability and/or immediate removal of all restrictions on any outstanding LTIP award or other long- or short-term incentive awards, and notwithstanding any conflicting provision in the applicable incentive plan, each such option or award will remain outstanding for three years from the date of termination of employment, (iv) continued health and life insurance benefits and other existing benefit plans for two years, and (v) two years of additional age and service credit (and for Mr. Felsinger, if he is not yet age 53, he will be credited with the additional amount of age credit as if he had attained age 55) under the SERP, without giving effect to certain early retirement factors therein. Additionally, such termination will be considered a "qualifying termination" under Mr. Baum's or Mr. Felsinger's split-dollar life insurance agreement in order to fund their benefits under the SERP.

    The pending business combination of Enova and Pacific Enterprises will not constitute a "change in control" for purposes of the agreements. However, in the event that Mr. Baum's or Mr. Felsinger's employment terminates under any of the foregoing circumstances following the occurrence of another transaction that would constitute a "change of control" as defined in the LTIP, then, in addition to the foregoing payments and benefits: (i) each outstanding option or award will remain outstanding until the expiration of its original term, (ii) health, life insurance and other benefits will continue until he reaches normal retirement age and, thereafter, he will be treated as if he had retired at normal retirement age under the Pension Plan, and (iii) he will receive a lump sum payment of his benefits under the SERP, less the value of his entitlement under the Pension Plan, to be paid without regard to the SERP's limitation of payments on account of the application of Section 280G of the Code. The agreements also provide for a gross up payment to be made to offset the effects of any excise tax imposed under Section 4999 of the Code.

CERTAIN ARRANGEMENTS REGARDING DIRECTORS AND MANAGEMENT
RELATING TO THE PENDING BUSINESS COMBINATION WITH PACIFIC ENTERPRISES

    BOARD OF DIRECTORS

    The business combination of Enova and Pacific Enterprises will create a New Holding Company which will be known as Sempra Energy. The New Holding Company Board of Directors will consist of an equal number of directors designated by each of Pacific Enterprises and Enova. Mr. Baum, Chairman and Chief Executive Officer of Enova, will serve on the New Holding Company Board, assuming he is elected by the New Holding Company's shareholders. To date, Enova and Pacific Enterprises have not decided who, in addition to Mr. Baum and the President and Chief Operating Officer of Pacific Enterprises, will serve on the New Holding Company Board after completion of the business combination.

    EMPLOYMENT AGREEMENTS

    The New Holding Company has entered into employment agreements with Mr. Baum and Mr. Felsinger that will become effective upon the completion of the business combination. Each agreement provides for an initial employment term of five years (subject to earlier mandatory retirement at age 65) with automatic one-year extensions on the fourth anniversary of the completion of the business combination (and each anniversary thereafter) unless either party elects not to extend the term.

    Mr. Baum's employment agreement provides that, commencing upon the completion of the business combination and ending on the earlier of September 1, 2000, or the second anniversary of the completion of the business combination, he will serve as Vice Chairman of the Board of Directors, President and Chief Operating Officer of the New Holding Company and as a member of its Office of the Chairman. During the period, if any, commencing on the second anniversary of the completion of the business combination and ending on September 1, 2000, Mr. Baum will be nominated to the position of, and if elected will serve as, Vice Chairman of the Board, Chief Executive Officer and President of the New Holding Company. During the period, if any, commencing September 1, 2000, and ending on expiration of his employment agreement, Mr. Baum will be nominated to the position of, and if elected will serve as, Chairman, Chief Executive Officer and President of the New Holding Company.

    Under the terms of his agreement, Mr. Baum will receive an annual base salary of not less than $645,000 during the period in which he serves as President and Chief Operating Officer of the New Holding Company and thereafter (during which he will serve as Chief Executive Officer and President of the New Holding Company) an annual base salary of no less than that of his predecessor as Chief Executive Officer of the New Holding Company and will be entitled to participate in (i) annual incentive compensation plans and long-term compensation plans and awards providing him with the opportunity to earn, on a year-by-year basis, short-term and long-term compensation at least equal (in terms of target, maximum and minimum awards expressed as a percentage of annual base salary) to the greater of his opportunities in effect prior to the completion of the business combination and awards granted to the Chief Executive Officer under incentive compensation plans during the period in which he serves as President and Chief Operating Officer of the New Holding Company and (ii) all retirement and welfare benefit plans applicable generally to employees and/or senior executive officer of the New Holding Company.

    Mr. Felsinger's employment agreement provides that, commencing on the completion of the business combination, he will serve as President and the Principal Executive Officer of the business of the New Holding Company and its subsidiaries that are not regulated by the California Public Utilities Commission. In such capacities, Mr. Felsinger will report to the Office of the Chairman or, if such office no longer exists, the Chief Executive Officer of the New Holding Company.

    As compensation for services, Mr. Felsinger will receive an annual base salary of not less than $440,000, and will be entitled to participate in (i) annual incentive compensation plans and long-term compensation plans and awards providing him with an annual bonus opportunity at least equal (in terms of target, maximum and minimum awards expressed as a percentage of annual base salary) to his opportunities in effect prior to the completion of the business combination and (ii) all retirement and welfare benefit plans applicable generally to employees and/or senior executive officers of the New Holding Company.

    The employment agreements with Messrs. Baum and Felsinger provide that if the New Holding Company terminates the executive's employment (other than for cause, death or disability) or the executive terminates his employment for good reason, the executive will be entitled to receive an amount equal to (i) the sum of his annual base salary and annual incentive compensation (equal to the greater of his target bonus for the year of termination or the average of the three years' highest gross bonus awards in the five years preceding termination), multiplied by the number of years remaining in the term of his agreement, but in no event less than two, provided that in the event of termination following a change in control such multiplier will be three; (ii) a pro rata portion of the target amount payable under any annual incentive compensation awards for the year or, if greater, the average of the three years' highest gross bonus awards paid to the executive in the five years preceding the year of termination; and (iii) the present value of the benefits attributable to additional years of age and service credit for purposes of the calculation of retirement benefits under the SERP as if he had remained employed for the remainder of the term of the agreement, but in no event less than two years.

    In addition, the employment agreements with Messrs. Baum and Felsinger provide that (i) all equity-based long-term incentive compensation awards will immediately vest and become exercisable, provided that any awards granted on or after the completion of the business combination will remain outstanding and exercisable until the earlier of the 18 months following termination or the expiration of the original term of the award; (ii) with respect to all cash-based long-term incentive compensation awards that are outstanding under any plan, the New Holding Company will pay the executive a pro rata portion of all outstanding cash-based, long-term incentive compensation awards at target;
(iii) the executive will be allowed to continue to participate in the New Holding Company's welfare benefit plans for a period of two years or until he is eligible for retiree medical benefits, whichever is longer, provided that in the event of termination following a change in control such period will not be less than three years; and (iv) the executive will be entitled to payment of any compensation previously deferred. Each employment agreement also provides that the executive will not be entitled to receive any benefits that would be subject to the excise taxes under Section 4999 of the Code PROVIDED, HOWEVER, that the executive may enter into and receive additional compensation under a post-termination consulting and non-competition agreement with the New Holding Company and PROVIDED, that in the event the executive receives a notice from the Internal Revenue Service to the effect that the amounts payable under the consulting and non-competition agreement would be subject to the excise tax imposed under Section 4999 of the Code, the New Holding Company will provide the executive with an additional payment to offset the effects of such excise tax.

    INCENTIVE/RETENTION BONUS AGREEMENTS

    The boards of directors of Enova and SDG&E have authorized incentive/retention bonus agreements with 10 selected executives and officers. The purpose of the agreements is to (i) compensate covered individuals for the performance of services related to the business combination, in addition to their ongoing duties, and (ii) provide an incentive for these individuals to continue their employment with the New Holding Company. The amount payable under each agreement is equal to a specified multiple of the participant's base salary plus annual incentive bonus at target. The multiple is 1.0 or less except for one individual for whom the multiple is 2.0. Payment of the bonuses is conditioned upon the completion of the business combination or another business combination transaction during the term of the agreements. If the business combination is completed, payment generally will be made if (i) the covered individual continues employment with New Holding Company and its subsidiaries for a specified period of six to twelve months following the completion of the business combination or (ii) the covered individual's employment is actually or constructively terminated prior to or following the completion of the business combination other than for cause. The incentive/retention bonus agreements provide for the deferral of payment of amounts that would otherwise fail to be deductible by reason of Section 162(m) of the Code. If the amount of the foregoing benefits, when taken together with any other payments to a covered individual, would otherwise fail to be deductible by reason of the "golden parachute" provisions of Section 280G of the Code, the amount of such benefits will be reduced to the extent necessary to provide that the net payments will be so deductible. To the extent any provisions of the agreements would disqualify the business combination or another business combination transaction for treatment as a pooling of interests for accounting purposes, such provisions will be deemed null and void.

    The incentive/retention bonus agreements also provide for the deferral, under a deferred compensation plan, of amounts otherwise payable under the agreements. The entire amount of the bonuses will be deferred for a period of at least two years from the completion of the business combination. The entire bonus amount will be deemed to be invested in the New Holding Company common stock, with any deemed dividends deemed to be reinvested in additional shares. One-half of the bonus will be payable two years from the completion of the business combination. The remaining half will be payable at the later of (i) two years from the completion of the business combination and (ii) the first date on which a share of the New Holding Company common stock attains a value that is 10% higher than the value of a share of Enova common stock on October 11, 1996, the last trading day before the announcement of the business combination, as adjusted for the business combination. The bonus payments will be made in cash, based on the value of the New Holding Company common stock on each payment date. The same terms generally apply to non-officers of Enova, except that the mandatory deferral period is one year. In addition, participants may select a deferral period of greater than two years, during which time the amounts deferred will continue to be deemed invested in the New Holding Company common stock with dividends reinvested.

    The incentive/retention bonus agreements provide for maximum aggregate incentive/retention bonus payments to all officers of approximately $4.7 million assuming the business combination is completed. The approximate amounts payable to the five most highly compensated executive officers of Enova (excluding any increase or decrease attributable to the deferral of such amounts) are as follows: Mr. Page, $880,000; Mr. Baum, $1,032,000; Mr. Felsinger, $704,000; Mr.
Kuzma, $736,400; and Mr. Guiles, $316,000.

    In addition, the Chief Executive Officer of Enova has been granted the authority to provide incentive/ retention bonus agreements to other non-officer employees. The maximum aggregate bonus amounts payable under such agreements are $5 million.

1986 LONG-TERM INCENTIVE PLAN

    The LTIP provides that the Enova Executive Compensation Committee may grant to certain executives any combination of nonqualified stock options, incentive stock options, restricted stock, stock appreciation rights, performance awards, stock payments or dividend equivalents. To date, all outstanding grants made to executives under the LTIP were in the form of restricted stock.

                  RESTRICTED STOCK GRANTS IN LAST FISCAL YEAR

                                                                                                   ESTIMATED FUTURE
                                                                                                       PAYOUTS
                                                              NUMBER OF                            UNDER NON-STOCK
                                                             RESTRICTED     PERFORMANCE PERIOD       PRICE-BASED
NAME                                                           SHARES          UNTIL PAYOUT          PLANS (A)(B)
-----------------------------------------------------------  -----------  -----------------------  ----------------
T. A. Page.................................................      23,300       Four Annual Periods    $    576,675

S. L. Baum.................................................      16,820       Four Annual Periods    $    416,295

D. E. Felsinger............................................      12,020       Four Annual Periods    $    297,495

D. R. Kuzma................................................       3,760       Four Annual Periods    $     93,060

E. A. Guiles...............................................       4,180       Four Annual Periods    $    103,455

(A) The value (target) of the restricted stock awards is determined by multiplying $24.75, the fair market value of Enova common stock on October 27, 1997, the date of grant, by the number of shares granted.

(B) The payout amounts set forth in this column represent both the maximum and the target amounts payable upon achievement of all performance-vesting goals. The minimum payout upon failure to achieve any of the performance vesting goals would be $0. The actual payout will depend upon the achievement of performance-vesting goals and upon the fair market value of Enova common stock at the date of vesting.

    With respect to LTIP shares acquired in 1986 through 1992, all restrictions have been lifted in prior years.

    With respect to LTIP restricted shares granted in 1993, 1994, 1995 and 1996, restrictions on one-quarter of the number of shares originally placed in escrow were released and the shares were delivered to the executives because SDG&E's 1997 earnings per share (measured in terms of Enova's earnings per share from and after January 1, 1996) exceeded the earnings per share target set by the Executive Compensation Committee. All restrictions have now been lifted on LTIP shares acquired in 1993. With respect to LTIP restricted shares granted in 1997 and all outstanding shares granted in 1994, 1995 and 1996, restrictions on one-quarter of the number of shares originally placed in escrow are to be released and shares are to be delivered to the executives for each of the four succeeding calendar years if the company earns the CPUC-authorized return on rate base for SDG&E in such succeeding years. If the authorized rate of return is not met for any performance year-end, those shares would be released and shares delivered if SDG&E has met or exceeded its authorized return, at the end of the first, second and third quarters of the following year, for the twelve months then ending. As to restricted shares granted in 1994, 1995, 1996 and 1997, the restrictions on all remaining shares may be released by the Enova board of directors after considering the impact on earnings of industry and corporate restructuring.

    In addition to the above-described restricted shares, special grants of 2,500 shares were made to each of S. L. Baum and D. E. Felsinger in 1994 and 1995. The restrictions on these shares are to be lifted at the end of 1996 and 1997, respectively, if Enova meets or exceeds the target earnings per share for 1996 and 1997 as set by the Executive Compensation Committee at the time of grant. Such target earnings may be adjusted to reflect industry and corporate restructuring. The 1996 and 1997 earnings per share targets were met and restrictions have been lifted on the 1994 and 1995 special grants.

    In general, restricted shares may not be sold, transferred or pledged until restrictions are removed or expire. The LTIP was amended by the Enova board of directors in July 1996 to authorize holders of restricted shares to transfer such shares to revocable inter vivos trusts for estate-planning purposes and to eliminate the $2.50 per share purchase price. Holders of restricted stock have voting rights and will receive dividends prior to the time the restrictions lapse if, and to the extent, paid on Enova Common Stock generally.

    All shares of restricted stock acquired are placed in escrow. It is anticipated that restricted stock would be forfeited and would be resold to Enova at original cost, if any, in the event that vesting is not achieved by virtue of performance or other criteria. Shares acquired prior to 1996 were purchased by executives at $2.50 per share.

    The LTIP's primary purpose is to enhance the value of Enova to its shareholders by encouraging executives to remain with Enova and/or SDG&E and to act and perform to increase the price of Enova shares and Enova earnings per share, as well as to earn SDG&E's authorized rate of return. The restricted shares are subject to substantial restrictions on the rights of the executives to benefit fully from such shares unless and until certain earnings improvement and/or share value, and continued service requirements, are met. If these requirements or other criteria are not met, it is anticipated that the executives' rights to such shares would be forfeited and such shares would be returned to Enova. These conditions help to align executives' interests with those of shareholders.

    Under the LTIP, all outstanding incentive awards become fully vested and exercisable without restrictions upon the occurrence of one of two events after a change in control. The first triggering event is the failure of a successor corporation or its parent or subsidiary to make adequate provision for continuation of the LTIP by substituting new awards. In the second triggering event, even if adequate provision for continuation of the LTIP and substitution of new awards has been made, an executive's incentive awards will become vested and exercisable if the executive is terminated within three years after a change of control for reasons other than cause, retirement, death or disability, or if the executive voluntarily terminates employment due to adverse circumstances.

    The term "change in control" includes such significant events as those described under "Pension Plan and Supplemental Executive Retirement Plan" below. The adverse circumstances allowing such voluntary termination of employment consist of significant and adverse changes in the executive's position, duties, responsibilities or status, or the reduction or elimination of the executive's compensation or incentive compensation opportunities.

    The LTIP will expire in 2005. Outstanding incentive awards will not be affected by such expiration or termination and will vest or be forfeited in accordance with their terms.

PENSION PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (SERP)

        PENSION PLAN AND SERP TABLE AGGREGATE ANNUAL BENEFIT
-------------------------------------------
                        FOR CREDITED
                     YEARS OF SERVICE(A)
                  -------------------------
    ASSUMED                       10 YEARS
     ANNUAL                         AND
  COMPENSATION       5 YEARS     THEREAFTER
----------------  -------------  ----------
    $100,000       $    30,000   $   60,000
    200,000             60,000      120,000
    300,000             90,000      180,000
    400,000            120,000      240,000
    500,000            150,000      300,000
    600,000            180,000      360,000
    700,000            210,000      420,000
    800,000            240,000      480,000

---------

(A) Credited years of service under the Pension Plan for the five highest paid executive officers are: T. A. Page, 20 years; S. L. Baum, 13 years; D. E. Felsinger, 25 years; D. R. Kuzma, 3 years; and E. A. Guiles, 25 years. Amounts shown assume accrual of benefits at 6%; benefits accrue at 5% per year of service for participants with service beginning after July 1, 1994.

    In addition to the Pension Plan, the SERP provides a supplemental retirement benefit for certain executives. The Pension Plan and the SERP are available for executives of Enova as well as executives of SDG&E; however, concurrent service for both Enova and SDG&E will not result in double-counting of years of service.

    The aggregate monthly benefit payable under the combined Pension Plan and SERP to an executive who retires at age 62 or thereafter and has completed at least five years of service will be a percentage of the executive's final pay equal to 5% times years of service (up to a maximum of 10 years); however, officers appointed prior to July 1, 1994, shall receive 6% times years of service (up to a maximum of 10 years). Final pay is defined in the SERP as the monthly base pay rate in effect during the month immediately preceding retirement, plus 1/12 of the average of the highest three years' gross bonus awards. Alternatively, the executive may elect to receive a lump-sum cash payment equal to the actuarially determined present value of the monthly benefits. The SERP also provides reduced benefits to executives who retire between the ages of 55 and 61, if the executive has completed at least five years of employee service.

    The above table shows the aggregate annual retirement benefits payable to executives under the Pension Plan and the SERP, assuming a straight life annuity form of pension at the normal retirement age of 62 for specified compensation and years of service. The benefit amounts listed in the table are not subject to a deduction for Social Security benefits. SERP payments will be reduced by benefits payable under the Pension Plan.

    The SERP, as amended, provides monthly surviving-spouse benefits equal to 50% of the defined benefits, and disability benefits equal to 100% of the defined benefits. The SERP also provides enhanced benefits to an executive who is adversely affected within three years after the occurrence of an event constituting a change in control of Enova or SDG&E, as the case may be (a Change of Control). If, during that period, an executive is terminated for reasons other than cause, retirement, death or disability, or voluntarily leaves employment for reasons specified in the SERP, the executive may elect either to take early retirement, if otherwise qualified to do so, or to receive a lump sum cash payment equal to the actuarially determined present value of normal retirement benefits based on 10 years of service.

    The lump-sum payment under the SERP may be limited. If that payment alone, or when added together with other payments that the executive has the right to receive from Enova or SDG&E, as the case may be, in connection with a Change in Control, becomes subject to the excise tax imposed by Section 4999 of the Code, the aggregate payments must be reduced until no such payments are subject to the excise tax. The effect of this limitation is that total severance payments made to an executive in connection with a Change in Control may not exceed approximately 2.99 times the executive's average W-2 income for the five years preceding the Change of Control.

    Certain significant events described in the SERP constitute a Change in Control, such as the dissolution of Enova or SDG&E, the sale of substantially all the assets of Enova or SDG&E, a merger or the acquisition by one person or group of the beneficial ownership of more than 25% of the voting power of Enova or SDG&E, coupled with the election of a new majority of the board of Enova or SDG&E, as the case may be. A merger initiated by Enova or SDG&E, in which Enova or SDG&E, as the case may be, is the surviving entity, is not a change in control; accordingly, the formation of Enova and the proposed combination with Pacific Enterprises, including the formation of the New Holding Company, do not constitute a Change in Control. The adverse actions that allow an executive to leave employment voluntarily are described in the SERP and consist of events such as a significant and adverse change in the executive's position, duties, responsibilities or status, or the reduction or elimination of the executive's compensation or incentive compensation opportunities.

    Some or all of the amounts to be paid which are discussed in the above paragraphs will be funded out of the cash value of life insurance policies paid for by the employer on behalf of the executive.

EXECUTIVE SEVERANCE ALLOWANCE PLAN

    The Executive Severance Allowance Plan, as amended (the Executive Severance
Plan), covers officers with one or more years of employee service in lieu of coverage under the severance plan for non-officer employees. The Executive Severance Plan is available for executives of Enova as well as executives of SDG&E; however, concurrent service for both Enova and SDG&E will not result in double-counting of years of service.

    The Executive Severance Plan provides two different severance allowances depending upon whether the officer's termination is related to a Change in Control. Termination unrelated to a Change in Control essentially means a termination due to a reduction in staff or a termination resulting from the sale of a work unit. The term Change in Control includes such significant events as those described under "Pension Plan and Supplemental Executive Retirement Plan" above. If, within three years after a Change in Control, the officer is terminated for reasons other than cause, retirement, death or disability, or leaves employment voluntarily due to adverse actions, the officer is entitled to a severance allowance. The adverse actions that allow an officer to leave employment voluntarily are described in the Executive Severance Plan and consist of events such as a significant and adverse change in the officer's position, duties, responsibilities or status, or the reduction or elimination of the officer's compensation or incentive compensation opportunities.

    In the event of a termination unrelated to a Change in Control, officers with one or more years of employee service, but less than five years of employee service, will receive a severance allowance consisting of a continuation of base salary and health and basic life insurance benefits for nine months. Officers with five or more years of employee service receive a continuation of base salary and such benefits for 12 months.

    The Executive Severance Plan provides that if the length of an officer's severance allowance is greater under the employees' severance plan than under the Executive Severance Plan, the officer's severance allowance under the Executive Severance Plan will be for that longer period.

    In the event of a termination related to a Change in Control, the officer will receive a severance allowance consisting of one year's final pay in a lump sum payable within five days after termination and, at the officer's option, either the continuation of health and basic life insurance coverage for 12 months or a lump sum payment equal to the present value of that coverage. Payments pursuant to the Executive Severance Plan alone, or when combined with compensation from other Enova or SDG&E sources made in connection with a Change in Control, may not exceed approximately 2.99 times the officer's average W-2 income for the five years preceding the Change in Control.

    The Executive Severance Plan provides a procedure and a formula to reduce the total payments to be received by an officer by reason of a Change in Control if such total payments would exceed the 2.99 limitation (causing an excise tax to be due) and if the officer waives receipt of all or a portion of the excess.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

    The Executive Compensation Committee, which is composed entirely of independent outside directors, acts on behalf of the board of directors in the interests of the shareholders in formulating policy and administering approved programs for compensating Enova and SDG&E officers and other senior executives.

    The compensation policy, with respect to executives, is to provide a total compensation package comprising base salary, annual incentive and long-term incentive, and benefit programs. The terms and administration of the plans by which such forms of compensation are determined (1) are structured and administered in the best interests of the shareholders, (2) are reasonable in comparison to competitive practice, (3) are aligned and vary with corporate performance, and (4) will continue to motivate and reward on the basis of Enova, subsidiary and individual performance. The Executive Compensation Committee believes that a significant portion of the total compensation of all executives, and most specifically, the chairman, and president and chief executive officers of Enova and SDG&E, should be "at risk" and based upon the achievement of measurable, superior financial and operational performance.

    In discharging its responsibility, the Executive Compensation Committee, subject to the final approval of the board of directors, determines the factors and criteria to be used in compensating the chief executive officers, as well as other executives of Enova and SDG&E, and applies these factors and criteria in administering the various plans and programs in which these executives participate to ensure they are (1) consistent with compensation policy, (2) compatible with other compensation programs and (3) administered in accordance with their terms and the objectives for which they are intended.

    To assist in the performance of the above and to ensure that it is provided with unbiased, objective input, the Executive Compensation Committee has elected to retain the services of an outside independent compensation consulting firm. The Executive Compensation Committee considers the compensation practices and levels paid by major nationwide companies. To ensure compensation components and levels are aligned with Enova's diverse activities, a comprehensive study was conducted in 1996 by the outside consultant. The study analyzed and compared Enova compensation practices and levels to those of the nationwide, multi-industry comparison group including other utility holding companies. The Executive Compensation Committee believes that by taking into account the compensation practices of other comparative utility holding companies as well as major nationwide nonutility companies, it can best determine the level of compensation necessary to attract, retain and motivate its executives. The compensation consultant provided 1997 comparative information and made recommendations to the Executive

Compensation Committee accordingly. In addition, the Executive Compensation Committee reviews economic and comparative compensation surveys compiled and provided by the Human Resources Division of SDG&E.

    While it may rely on such information, the Executive Compensation Committee is ultimately and solely responsible for any decisions made or recommended to the board of directors with regard to the compensation of Enova and SDG&E executives.

    The Executive Compensation Committee has reviewed the compensation of Enova and SDG&E executives and has determined that their compensation is consistent with Enova's policies.

    CHIEF EXECUTIVE OFFICERS' COMPENSATION

    The compensation of Messrs. Page, Baum and Felsinger, as well as that of the other executives, is directly tied to the achievement of the corporate goals described below. For 1997, Mr. Page served as chairman of the board of Enova and SDG&E. Throughout 1997, Mr. Baum served as president and chief executive officer of Enova and vice chairman of SDG&E and Mr. Felsinger served as president and chief executive officer of SDG&E and executive vice president of Enova.

    The base salary of the chief executive officers, and the other executives, was targeted at the competitive median (50th percentile) for the above-mentioned comparison group. For 1997, the targeted participation levels for the chairman and presidents and chief executive officers were 60% under the Executive Incentive Compensation Plan (EICP) and 70% under the Long-Term Incentive Plan
(LTIP), of base salary. Actual incentive compensation earned under these two plans was contingent upon Enova and SDG&E's attaining stated performance goals. At targeted compensation levels, 57% of the chairman's and presidents' and chief executive officers' total compensation was contingent on the achievement of these quantifiable corporate performance goals. As discussed further below in the EICP and LTIP sections, these goals address Enova earnings per share, economic value added and market-to-book ratio, and SDG&E operating and maintenance expenses, capital expenditures, electric-system reliability, safety and customer satisfaction.

BASE SALARY COMPENSATION

    The base-salary component for the chief executive officers and the other executives is reviewed annually and is based upon the responsibilities of the position and the experience of the individual. The Executive Compensation Committee also takes into account the base salaries of executives with similar responsibilities at the above-mentioned comparison group. Other factors taken into consideration by the Executive Compensation Committee are the condition of the local and national economies and the financial and operational health of Enova and SDG&E. The individual performance of the specific executive is also considered. The base salary information is gathered and analyzed in order to determine the appropriate compensation level. While these statistical factors may warrant one level of pay, more subjective elements such as the condition of the economy may dictate another.

EXECUTIVE INCENTIVE COMPENSATION PLAN (EICP)

    Under the EICP, cash payments may be made annually to the chief executive officers and other executives based on a combination of financial and operating performance goals. There are three elements that determine the individual awards: (1) the executive's base salary, (2) the participation level, and (3) corporate performance. The participation level is expressed as a percentage of base salary and is set by the Executive Compensation Committee based on the executive's duties and level of responsibility. The amount of the individual award is determined by multiplying the executive's base salary by the participation level and then modifying it by total corporate performance.

    The EICP is highly leveraged on the basis of performance. Accordingly, no payments may be made unless and until the minimum performance levels are exceeded. Under the terms of the EICP, corporate performance is measured against preset quantifiable goals approved by the Executive Compensation Committee at the beginning of the year. A target and a minimum and maximum performance range are established for each goal. In 1997, financial goals addressed (1) the economic value-added and (2) the ratio of Enova's stock market price to its book value, which is then compared to other utilities. Operating goals addressed (1) adherence to SDG&E's operating budget and increased revenue enhancements, (2) capital investments, (3) customer-service satisfaction as measured by customer surveys, (4) customer electric service reliability as measured in duration and frequency of outages and (5) employee lost-time accidents. Total corporate performance is determined from the degree of achievement of each of these goals. These goals directly support the performance-based-rates goals approved by the California Public Utilities Commission. The Executive Compensation Committee gives equal weight to the financial goals and the operating goals in order to balance shareholder and customer interests. This serves to assist SDG&E in reaching its twin goals of lowering rates and increasing earnings at the same time.

    The 1997 financial goal of economic value added was exceeded and the market-to-book ratio is still in the top 25% of utilities. Two of the five operating target goals were exceeded, namely adherence to operating budget and revenue enhancements, and capital investments. The other three operating goals' performance fell below target, namely customer-service satisfaction, electric system reliability and employee lost-time accidents. For 1997, the individual awards could not exceed 120% of base salary for the chairman and presidents and chief executive officers, 80% for other Enova executives and 60% for SDG&E executives. The EICP compensation component represents 26% of the chairman's and presidents' and chief executive officers' total mix of compensation based upon the targets set under the EICP and LTIP. The actual amounts earned by each of the five highest compensated executives under the EICP are listed in the Summary Compensation Table.

1986 LONG-TERM INCENTIVE PLAN (LTIP)

    The LTIP was approved by the shareholders of SDG&E in 1986, and amended and reapproved by the shareholders of SDG&E in 1995, to promote the interests of SDG&E and its shareholders. Enova has assumed the LTIP and the obligation to issue Enova common stock thereunder. The LTIP delegates the responsibility of administration and goal determination to the Executive Compensation Committee. The LTIP's primary purpose is to enhance the value of Enova to its shareholders by encouraging executives to remain with Enova and/or SDG&E and to act and perform to increase the price of Enova shares and Enova's earnings per share, as well as to earn SDG&E's authorized rate of return. The shares represented by the Restricted Stock are subject to substantial restrictions on the rights of executives to benefit fully from such shares unless and until certain earnings improvement and/or share value, and continued service requirements are met. If these requirements or other criteria are not met, it is anticipated that the executives' rights to such shares would be forfeited and such shares would be returned to the Plan.

    All Enova and SDG&E executives are eligible to participate in the LTIP at various levels. The number of shares granted is determined by a formula adopted by the Executive Compensation Committee, and is calculated as a percentage of base salary. The higher the responsibility level, the higher the participation level (or percentage of risk). For example, in 1997 the chairman and presidents and chief executive officers participated at 70% of base salary, making the LTIP equal to 30% of the mix of total target compensation. As a component of the executives' total compensation package, the LTIP formula is reviewed annually. The review takes into consideration that the value of such shares, at the time of grant, has been determined to be consistent with the size of grants made to executives in similar positions in the above-mentioned companies. Other factors accounted for are LTIP goals, current share ownership and current participation levels. In 1996, the Executive Compensation Committee established target share-ownership levels. The executives were given five (5) years to attain and maintain these levels. The minimum levels are four times base salary for the chairman and presidents and chief executive officers, two times base salary for senior vice presidents and one times base salary for vice presidents.

    With respect to LTIP restricted shares granted in 1993, 1994, 1995 and 1996, restrictions on one-quarter of the number of shares originally placed in escrow were released and the shares were delivered to the executives because SDG&E's 1997 earnings per share (measured in terms of Enova's earnings per share from and after January 1, 1996) exceeded the earnings per share target set by the Executive Compensation Committee. With respect to LTIP restricted shares granted in 1997 and all outstanding shares granted in 1994, 1995 and 1996, restrictions on one-quarter of the number of shares originally placed in escrow are to be released and shares are to be delivered to the executives for each of the four succeeding calendar years if the company earns the CPUC-authorized return on rate base for SDG&E in such succeeding years. If the authorized rate of return is not met for any performance year-end, those shares would be released and shares delivered if SDG&E has met or exceeded its authorized return, at the end of the first, second and third quarters of the following year, for the twelve months then ending. As to restricted shares granted in 1994, 1995, 1996 and 1997, the restrictions on all remaining shares may be released by the Enova board of directors after considering the impact on earnings of industry and corporate restructuring.

    In addition to the above-described restricted shares, special grants of 2,500 shares were made to each of S. L. Baum and D. E. Felsinger in 1994 and 1995. The restrictions on these shares are to be lifted at the end of 1996 and 1997, respectively, if Enova meets or exceeds the target earnings per share for 1996 and 1997 as set by the Executive Compensation Committee at the time of grant. Such target earnings may be adjusted to reflect industry and corporate restructuring. The 1996 and 1997 earnings per share targets were met and restrictions have been lifted on the 1994 and 1995 special grants.

    The number of restricted shares granted to Enova and SDG&E's five highest-compensated executives in 1997, pursuant to the LTIP, is shown in the Long-Term Incentive Plan Restricted Stock Grants table.

REVENUE RECONCILIATION ACT OF 1993

    In 1993, Section 162(m) of the Code was amended to limit the deductibility of most forms of compensation over $1,000,000 paid to top executives of publicly held corporations. As a result of the amendments to the LTIP approved by the shareholders of SDG&E at their 1995 Annual Meeting, the Executive Compensation Committee believes that awards of stock options and stock appreciation rights under the LTIP will not be subject to the limitations on compensation deductibility. The Executive Compensation Committee intends to maintain flexibility in the manner and conditions under which grants of restricted stock are made under the LTIP, however, and, in the future, such grants may be subject to the limitations on compensation deductibility under certain circumstances.

The report is submitted by the Executive Compensation Committee:

Thomas C. Stickel, Chairman
Daniel W. Derbes
Ralph R. Ocampo, M.D.

January 26, 1998

COMPARATIVE COMMON STOCK PERFORMANCE

    The following graph compares the percentage change in the cumulative total shareholder return on Enova Common Stock over the last five fiscal years with the performances of the Standard & Poor's 500 Index and the Dow Jones Utilities Index over the same period. The returns were calculated assuming an initial investment of $100 in Enova Common Stock, the S&P 500, and the Dow Jones Utilities Index on December 31, 1991, and reinvestment of all dividends. Note that periods prior to the formation of Enova (January 1, 1996) are measured in terms of SDG&E Common Stock.

                                                                                                         DOW JONES 15
                                                                              ENOVA     S&P 500 INDEX   UTILITIES INDEX
                                                                            ---------  ---------------  ---------------
1992                                                                              100           100              100
1993                                                                              110           110              110
1994                                                                               92           112               93
1995                                                                              121           153              123
1996                                                                              124           189              132
1997                                                                              157           252              163

(A) The Dow Jones Utilities Index (consisting of 11 electric utilities and four gas utilities) is maintained by Dow Jones & Company, Inc. and reported daily in The Wall Street Journal.

(B) Calculations for the S&P 500 Index were performed by Standard & Poor's Compustat Services, Inc.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    Deloitte & Touche LLP has been employed by Enova since its formation and has been employed by SDG&E for many years to audit financial statements and for other purposes. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, if they so desire, and will respond to appropriate questions from shareholders.

ANNUAL REPORT AND AVAILABILITY OF FORM 10-K

    THE ENOVA 1997 ANNUAL REPORT TO SHAREHOLDERS ACCOMPANIES THIS PROXY STATEMENT. THE COMBINED ANNUAL REPORT OF ENOVA AND SDG&E TO THE SEC ON FORM 10-K FOR 1997 WILL BE PROVIDED TO SHAREHOLDERS, WITHOUT CHARGE, UPON WRITTEN REQUEST TO SHAREHOLDER SERVICES, P.O. BOX 129400, SAN DIEGO, CALIFORNIA, 92112-9400.

SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

    Proposals that Shareholders may wish to have included in the proxy materials relating to the next Annual Meeting (1999) must be received by Enova by November 13, 1998.

PROXY SOLICITATIONS

    In addition to the original solicitation by mail, some of the officers and employees of Enova and SDG&E may solicit proxies by personal visits, telephone or mail without receiving compensation in addition to their regular salaries. Enova anticipates that the expense associated with these solicitation efforts will be nominal. Enova will reimburse brokerage firms and other securities' custodians for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of stock.

    Enova and SDG&E have retained Georgeson & Co., Inc., a proxy solicitation firm, to assist in the dissemination of proxy materials and the solicitation of proxies at an estimated cost of $12,500 plus disbursements. All costs associated with these solicitations will be allocated between Enova and SDG&E.

OTHER BUSINESS TO BE BROUGHT BEFORE THE ANNUAL MEETING

    The board of directors of Enova does not know of any matters that will be presented for action at the Annual Meeting other than the matters described above. However, if any other matters properly come before the Annual Meeting, the holders of proxies solicited by the Enova board of directors will vote on those matters in accordance with their judgment, and discretionary authority to do so is included in the enclosed proxy.

                                            By order of the Board of Directors
                                            Stephen L. Baum
                                            Chairman and
                                            Chief Executive Officer

San Diego, California
March 13, 1998

/X/ Please mark your
    votes as in this example

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s).
If no direction is made, this Proxy will be voted FOR Item 1.

     The Board of Directors recommends a vote "FOR" the Nominees.

1. ELECTION          FOR          WITHHELD          NOMINEES:
   OF CLASS III      / /             / /            WILLIAM D. JONES
   DIRECTORS                                        RALPH R. OCAMPO, M.D.
                                                    THOMAS C. STICKEL

   For, except vote withheld from the following nominee(s):

---------------------------------------------------------------------



Check box if you are planning to attend the
Annual Meeting of Enova shareholders.                 / /


Please check here if you receive more than one
Annual Report and do not wish to receive the
extra copy(ies). This will not affect the distribution
of dividends or proxy statements.                  / /


Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, ad-ministrator, trustee or guardian, please give full title as such.


----------------------------------------------------------------

----------------------------------------------------------------
      SIGNATURE(S)                               DATE

                 TRIANGLE FOLD AND DETACH HERE TRIANGLE



                        ANNUAL MEETING OF SHAREHOLDERS
                             OF ENOVA CORPORATION

                           TUESDAY, APRIL 28, 1998
                                   10:00 A.M.

                             DEL MAR FAIRGROUNDS
                             SOLANA GATE ENTRANCE
                            MISSION TOWER BUILDING
                                 DEL MAR, CA
                    (SEE MAP ON REVERSE SIDE FOR DIRECTIONS)


                             YOUR VOTE IS IMPORTANT:
             PLEASE COMPLETE, DATE AND SIGN YOUR PROXY CARD AND
          PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                     [LOGO]

P                                       PROXY
R           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
O                                 ENOVA CORPORATION
X              POST OFFICE BOX 129400, SAN DIEGO, CALIFORNIA 92112-9400
Y
                   ANNUAL MEETING OF SHAREHOLDERS -- APRIL 28, 1998

          STEPHEN L. BAUM, RICHARD A. COLLATO, DANIEL W. DERBES and ROBERT
    H. GOLDSMITH, jointly or individually, are hereby appointed as proxies with full power of substitution to represent and vote all shares of stock of the undersigned shareholder(s) of record on March 2, 1998, at the Annual Meeting of Shareholders of Enova Corporation, to be held at Del Mar Fairgrounds, 2260 Jimmy Durante Blvd., Del Mar, CA, on April 28, 1998, and at any adjournment or postponement thereof, as indicated on reverse side.
          For Participants in the San Diego Gas & Electric Company Savings Plan (the "Plan"), the proxy also serves as voting instructions to the Trustee to vote the shares of Enova Corporation Common Stock beneficially owned by the Participant in the Plan.

                 THIS CARD IS ONLY FOR SHARES OF COMMON STOCK

                                     (Continued and to be signed on other side)

                                                                  SEE REVERSE
                                                                     SIDE


                     TRIANGLE FOLD AND DETACH HERE TRIANGLE
                    DIRECTIONS TO THE DEL MAR FAIRGROUNDS
                (SOLANA GATE ENTRANCE, MISSION TOWER BUILDING)





                         [MAP TO DEL MAR FAIRGROUNDS]